State of Delaware
                           Certificate of Amendment of
                          Certificate of Incorporation

                                       OF

                       ELECTRONIC BUSINESS SERVICES, INC.

     First: That at a meeting of the Board of Directors of Electronic Business Services, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the directors of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

          FIRST: The name of the corporation is Tangent Solutions, Inc.

     Second: That thereafter, pursuant to resolution, a special meeting of the Board of Directors of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of directors as required by statue were voted in favor of the amendment.

     Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.


                                         BY:   Vito Bellezza
                                               ---------------------------
                                               (Authorized Officer)

                                         Name: Vito Bellezza, President
                                               ---------------------------
                                                  (Type or Print)